Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239320) pertaining to the Legacy Allergan, Inc. Retirement 401(k) Plan (formerly the Allergan, Inc. Retirement 401(k) Plan) of our report dated June 21, 2021, with respect to the financial statements and supplemental schedule of the Legacy Allergan, Inc. Retirement 401(k) Plan (formerly the Allergan, Inc. Retirement 401(k) Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Chicago, Illinois

June 21, 2021